Exhibit 13.1

CALIBER

PLEASE JOIN US
WHILE WE CELEBRATE CALIBER'S FIRST

PUBLIC INVESTMENT OFFERING

AT OUR PRE-LAUNCH PARTY

NOW ACCEPTING REG A+ RESERVATIONS

LOCATED AT

Nook Kitchen

DOWNTOWN
15 E MONROE ST, PHOENIX, AZ 85004

FEBRUARY 5, 2020 | 5-9PM

DRINKS &
APPETIZERS PROVIDED

CLICK HERE TO RSVP

CALIBER'S FIRST PUBLIC INVESTMENT

OFFERING PRE-LAUNCH PARTY

PRIVATE EVENT

FEBRUARY 5, 2020

Please join us while we celebrate

Caliber's first public investment offering!

After 10 years of business and six consecutive years on the INC 5000 list, Caliber is officially launching a "Test the Waters" campaign for their online public offering!

Come mingle with our leadership team, key investors and industry professionals as we celebrate this Scottsdale based business in the heart of Arizona.

This Reg A+ public offering allows the general public (not just accredited investors) to invest in private companies. View our offering circular here.

Through access to more investors, this public investment offering will give Caliber additional resources needed to grow and fulfill its goal of becoming the leading real estate investor in the Southwest.

Nook Kitchen Downtown

15 E Monroe St, Phoenix, AZ 85004

5:00 PM - 9:00 PM

Drinks and Appetizers Provided

With a special announcement by Caliber Co-Founders

Chris Loeffler	Jennifer Schrader
Caliber	Caliber

CEO & Co-Founder	President & Co-Founder

Please RSVP by using the link below or to 480.295.7600.

CLICK HERE TO RSVP

Caliber is Testing the Waters to gauge market demand from potential investors for an offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (The Commission) and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an offering statement that has been qualified by The Commission.